Exhibit 99.1

Standard Register®

ADVANCING YOUR REPUTATION

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

Standard Register Reports First Quarter 2014 Financial Results

DAYTON, Ohio (April 25, 2014) – Standard Register (NYSE: SR) today announced its financial results for the first quarter of 2014. The Company reported revenue of $228.5 million and a net loss of $7.1 million or $0.83 per diluted share. The results compare to revenue of $141.6 million for the first quarter of 2013 and net income of $4.7 million or $0.80 per diluted share.

Adjusted EBITDA, which excludes certain items as detailed in the attached reconciliation, was $13.2 million compared to $12.2 million for the first quarter of 2013.

Results for the first quarter of 2013 do not include results from WorkflowOne, which Standard Register acquired on August 1, 2013.

“Although we are not satisfied with the overall results, first-quarter revenue increased in a number of our growth solutions,” said Joseph P. Morgan, Jr., president and chief executive officer. “We are investing in the growing areas of our business and have a healthy pipeline.  However, many of our solutions have long sales cycles and lengthy customized implementations, which delay realization of revenue. Throughout 2014, we will be focused on driving sales of our entire portfolio into our large customer base. The acquisition brought us many new opportunities and the integration is proceeding on track with, and in some respects ahead of our internal plan.”

First Quarter Results

Total revenue increased 61 percent to $228.5 million compared to $141.6 million in the 2013 first quarter. On a pro forma basis, including WorkflowOne revenue for the first quarter of 2013, the Company would have reported revenue of $253.7 million.

Gross Margin as a percentage of revenue was 27.3 percent, compared to 29.6 percent for the first quarter last year. Unit and volume decreases, and costs associated with integration of the acquisition contributed to the decrease in gross margin. Selling, general and administrative (SG&A) expenses were $58.7 million compared to $34.7 million for the first quarter last year. The increase is primarily attributable to the acquisition and integration.

The Company incurred $5.5 million of additional expense in the first quarter of 2014 related to executing the acquisition, restructuring and integration. Capital expenditures were $3.6 million compared to $3.9 million in the first quarter last year. The Company expects to invest approximately $15 to $21 million in 2014 capital expenditures.

Standard Register contributed $5.9 million to the Company’s qualified pension plan in the first quarter of 2014 compared to $5.8 million in the first quarter last year. Total pension contributions to meet minimum funding requirements for 2014 are expected to be $42.0 million compared to contributions of $24.7 million for 2013.

Standard Register operates two business units: Healthcare and Business Solutions

Healthcare revenue was $64.8 million, an increase of 31 percent over revenue of $49.5 million in the first quarter of 2013. Technology-enabled patient information systems continued a double-digit growth rate in the first quarter, however regulatory changes in requirements for distribution of printed materials, and a large kitting project in the first quarter of 2013 also impacted the overall comparable business unit results. Operating profit was $1.9 million compared to $2.1 million in the 2013 first quarter.

Business Solutions revenue was $163.7 million, an increase of 78 percent over revenue of $92.1 million in the 2013 first quarter. The increase was attributable to business added from the acquisition and growth in revenue from Mexico-based label manufacturing operations. Declines in demand for traditional printed forms and transactional documents continue to outpace growth in the other solutions in the business unit performance. Operating profit was $1.4 million compared to $2.9 million in the 2013 first quarter.

First Quarter Highlights

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The acquisition integration process is proceeding on track with internal plans and the Company is beginning to realize expected synergies. In the first quarter of 2014, systems and data centers were integrated, headcount reduced, three production facilities closed and three warehouse facilities closed.

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The first of two high-speed ink jet presses was installed in Sacramento, California. The second, larger press was delivered to Columbus, Ohio, early in April. Both are expected to contribute to customer communications solutions sales during 2014.

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An efficient consolidation of the Dayton workforce into one headquarters location will result in significant savings as the lease of the former WorkflowOne offices has been assigned.

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Standard Register Healthcare launched an innovative SMARTworks® EffectiveResponse solution for patient follow-up, an important accountable care requirement for healthcare providers.

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The Company’s Mexico-based operations received a supplier award from Carrier Mexico for superior quality performance, including 100 percent on-time delivery.

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Standard Register’s Product Marking and Labeling launched the first on-demand labeling solution to allow businesses to order durable UL/CUL approved digital labels online economically, regardless of volume, to address a significant pain point for the industry.

Conference Call

Standard Register’s president and chief executive officer Joseph P. Morgan, Jr., and chief financial officer Robert Ginnan will host a conference call at 10:00 a.m. EDT on Friday, April 25, 2014, to review the first quarter results. The call can be accessed via an audio webcast at http://www.standardregister.com.

About Standard Register

Standard Register (NYSE:SR), is trusted by the world’s leading companies to advance their reputations and add value to their operations by aligning communications with corporate brand standards. Providing market-specific insights and a compelling portfolio of workflow, content and analytics solutions to address the changing business landscape in healthcare, financial services, manufacturing, transportation and retail markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations. Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our ability to successfully integrate the acquired assets or achieve the expected synergies of the WorkflowOne acquisition, access to capital for expanding in our solutions, the pace at which digital technologies and electronic health records (EHR) adoption erode the demand for certain products and services, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.

Non-GAAP Measures Presented in This Press Release

The Company reports its results in accordance with Generally Accepted Accounting Principles in the United States (GAAP). However, we believe that certain non-GAAP measures found in this press release, when presented in conjunction with comparable GAAP measures, are useful for investors. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows where amounts are either excluded or included, not in accordance with generally accepted accounting principles. We discuss several measures of operating performance, including Adjusted EBITDA and cash flow on a net debt basis, which are not calculated in accordance with GAAP. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Management uses Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization and excludes pension benefit cost, restructuring and impairment charges, acquisition and integration expense and certain acquisition fair value and other miscellaneous adjustments, to evaluate the Company’s results. We believe this non-GAAP financial measure is useful to investors because it provides a more complete understanding of our current underlying operating performance, a clearer comparison of current period results with past reports of financial performance, and greater transparency regarding information used by management in its decision-making. Internally, management and our Board of Directors use this non-GAAP measure to evaluate our business performance. The Company’s debt covenants are also based on the Adjusted EBITDA calculation.

In addition, because our credit facility is borrowed under a revolving credit agreement, which currently permits us to borrow and repay at will up to a balance of $125 million (subject to limitations related to receivables, inventories, and letters of credit), we take the measure of cash flow performance prior to borrowing or repayment of the credit facility. In effect, we evaluate cash flow as the change in net debt (credit facility debt less cash equivalents).

The table below provides a reconciliation of these non-GAAP measures to their most comparable measure calculated in accordance with GAAP.

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THE STANDARD REGISTER COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	Mar 30, 2014	Mar 31, 2013

TOTAL REVENUE	$228,489	$141,620

COST OF SALES	166,023	99,700

GROSS MARGIN	62,466	41,920

OPERATING EXPENSES
Selling, general and administrative	58,679	34,736
Acquisition and integration costs	2,697	1,107
Asset impairments	436	—
Restructuring and other exit costs	2,806	626

TOTAL OPERATING EXPENSES	64,618	36,469

(LOSS) INCOME FROM OPERATIONS	(2,152)	5,451

OTHER INCOME (EXPENSE)
Interest expense	(4,988)	(624)
Other income (expense)	163	(1)
Total other expense	(4,825)	(625)

(LOSS) INCOME BEFORE INCOME TAXES	(6,977)	4,826

Income tax expense	151	127

NET (LOSS) INCOME	$(7,128)	$4,699

Average Number of Shares Outstanding - Basic	8,590	5,872
Average Number of Shares Outstanding - Diluted	8,590	5,906

BASIC (LOSS) INCOME PER SHARE	$(0.83)	$0.80
DILUTED (LOSS) INCOME PER SHARE	$(0.83)	$0.80

MEMO:
Depreciation and amortization	$9,196	$5,066

SEGMENT OPERATING RESULTS
(In thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended
	Mar 30, 2014	Mar 31, 2013
REVENUE
Healthcare	$64,777	$49,495
Business Solutions	163,712	92,125
Total Revenue	$228,489	$141,620

NET (LOSS) INCOME BEFORE TAXES
Healthcare	$1,870	$2,136
Business Solutions	1,422	2,934
Unallocated	(10,269)	(244)
Total Net (Loss) Income Before Taxes	$(6,977)	$4,826

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CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	Mar 30, 2014	Dec 29, 2013
ASSETS
Cash and cash equivalents	$3,081	$2,342
Accounts receivable	154,230	157,567
Inventories	61,306	61,939
Other current assets	15,561	14,508
Total current assets	234,178	236,356

Plant and equipment	90,593	93,003
Goodwill and intangible assets	130,904	133,444
Deferred taxes	9,311	9,306
Other assets	8,504	8,768
Total assets	$473,490	$480,877

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities	$127,960	$125,357
Deferred compensation	3,021	3,169
Long-term debt	268,055	263,880
Pension benefit liability	185,531	192,779
Other long-term liabilities	6,887	6,989
Shareholders' deficit	(117,964)	(111,297)

Total liabilities and shareholders' deficit	$473,490	$480,877

CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended
	Mar 30, 2014	Mar 31, 2013

Net (loss) income plus non-cash items	$5,772	$10,169
Working capital	4,619	3,471
Restructuring payments	(3,828)	(565)
Contributions to qualified pension plan	(5,932)	(5,839)
Other	(1,742)	(2,363)
Net cash (used in) provided by operating activities	(1,111)	4,873

Additions to plant and equipment	(3,637)	(3,889)
Proceeds from sale of equipment	49	77
Net cash used in investing activities	(3,588)	(3,812)

Net change in borrowings under credit facility	6,761	(629)
Principal payments on long-term debt	(1,107)	(592)
Other	(146)	—
Net cash provided by (used in) financing activities	5,508	(1,221)

Effect of exchange rate	(70)	211

Net change in cash	$739	$51

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RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended
	Mar 30, 2014	Mar 31, 2013
GAAP Net (Loss) Income	$(7,128)	$4,699
Adjustments:
Income taxes	151	127
Interest	4,988	624
Depreciation and amortization	9,196	5,066
EBITDA	$7,207	$10,516

Adjustments:
Restructuring and impairment	3,242	626
Acquisition and integration costs	2,697	1,107
Pension expense	(548)	(507)
Non-cash stock compensation	681	469
Other	(111)	—
Adjusted EBITDA	$13,168	$12,211

GAAP Net Cash Flow	$739	$51
Adjustments:
Credit facility (borrowed) paid	(6,761)	629
Non-GAAP Net Cash Flow	$(6,022)	$680